Exhibit 10.3

Agreement No.: _______________

Beijing Tongzhilian Cultural Development Co., Ltd

Hebei Bailu Business Hotel Co., Ltd.

Project Cooperation Agreement

Party A: Beijing Tongzhilian Cultural Development Co., Ltd

Party B: Hebei Bailu Business Hotel Co., Ltd.

Date of Signature: November 10, 2023

Party A: Beijing Tongzhilian Cultural Development Co., Ltd (hereinafter referred to as Party A)

Unified Social Credit Code: 91110105MAD1XW1T2K

Party B: Hebei Bailu Business Hotel Co., Ltd. (hereinafter referred to as Party B)

Unified Social Credit Code: 91130104MA0FR9GT1T

Upon friendly consultation, Party A and Party B establish the following project cooperation in accordance with the current national laws, administrative regulations, national policies and relevant industry rules, and on the principles of common development, integrity, mutual benefit and win-win results.

Article 1 General Information of the Parties

Party A is a company that has huge educational resource system and tourism resources and advantages. The company has a team of professional family education teachers and a huge external market for children and adolescents. It has become the core resource and key capability of the tourism product development market.

Party B is a new and comprehensive hot spring tourism resort that integrates high-end reception, business conference, hot spring bath, water park, cultural performance, leisure and health care, ecological tourism, and complete accommodation, dining, entertainment, shopping and conference services.

Article 2 Cooperation Contents

1. Party A and Party B shall mainly cooperate in research trips, parent-child study tours, summer camps, art performance, cultural and creative products, health care products and other projects by giving play to each other’s resource advantages, complementing each other’s advantages and empowering each other.

Article 3 Allocation of Profits

1.	Party A and Party B shall jointly agree upon the basic selling price of the products, and shall make settlement at such price. The specific price and contents shall be subject to the details of the products.

2.	Party A shall assist in upgrading or developing parent-child tour, summer camps, art performance and other products based on Party B’s actual situation. Party A shall be responsible for training and teaching of the cultural education training, educational classes or lectures added to the products. In addition, Party A shall be responsible for publicity, investment promotion and marketing of the products. Party A shall be entitled to aggregate 40% of the revenue corresponding to the basic selling price of the project.

3.	Party B shall be responsible for delivery of the products, including accommodation, dinning, travel, reception, project explanation, local services, delivery and after-sale services. To the extent required by laws, Party B shall be liable for personal safety of the customers during the event period. Party B shall be entitled to aggregate 60% of the revenue corresponding to the basic selling price of the project.

Information of Party B’s designated account:

Name of Account: Hebei Bailu Business Hotel Co., Ltd.

Name of Bank: CCB Pingshan Zhongshan Road Sub-branch

Bank A/C No.: 13050161835300000146

4.	As Party A has to promote the products in the market quickly, Party A may determine its retail price or agency price at its own discretion based on the basic selling price at the time of marketing.

5.	Party B shall issue the VAT general invoice to Party A at the actually received amount after Party A pays the project revenue to Party B:

Party A’s invoicing information:

Name of Company: Beijing Tongzhilian Cultural Development Co., Ltd

Unified Social Credit Code: 91110105MAD1XW1T2K

Article 4 Cooperation Term

1. The term of the cooperation shall be one year from November 10, 2023 to November 9, 2024.

Article 5 Obligations of the Parties

1.	The Parties shall establish cooperation at their own free will, and reflect the deep cooperative partnership to the extent permitted by the Parties.

2.	Without mutual consensus, neither party shall carry out any activities that violate the national laws and regulations and damage the brand or image of the other party in the name of the organization or project of the other party. Otherwise, the other party reserves the right to terminate this Agreement. A party suffering from economic losses and damages shall have the right to claim against the other party.

Article 6 Dispute Resolution

1.	Any disputes arising out of this Agreement shall be settled by the parties through negotiation. If negotiation fails, any party may file a lawsuit to the Plaintiff’s local people’s court.

Article 7 Miscellaneous

1.	This Agreement shall come into force after Party A and Party B affix signature and seal hereon.

2.	Any matters not mentioned herein shall be agreed by the Parties in the form of supplementary agreement. The supplementary agreement executed by the Parties shall be an integral part of this Agreement, and shall have the same legal effect as this Agreement.

3.	This Agreement shall be in duplicate, with each party holding one copy respectively, both of which shall have equal legal effect.

Party A:		Party B:
Party A’s Representative:		Party B’s Representative:
Date:	November 10, 2023	Date:	November 10, 2023